LETTER FROM PREDECESSOR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010

Dear Ladies and Gentlemen:

We have read Item 4.01, and are in agreement with, the statements as they related to our firm being made by China Advanced Construction Materials Group, Inc.  in Item 4.01 of its Form 8-K dated December 30, 2010, captioned “Changes in Registrant’s Certifying Accountant.” We have no basis to agree or disagree with the other statements contained therein.

/s/ Frazer Frost, LLP

December 29, 2010

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FRAZER FROST, LLP is an independent firm associated with Moore Stephens International Limited.